AMENDMENT NO. 1 TO MUTUAL CONFIDENTIALITY AGREEMENT

This Amendment No. 1 to Mutual Confidentiality Agreement ("Amendment No. 1") is dated as of February 3, 2010, and is made by and between North American Galvanizing & Coatings, Inc. ("North American") and AZZ Incorporated ("AZZ").

WHEREAS, North American and AZZ entered into a Mutual Confidentiality Agreement dated as of July 22, 2008 (the "Mutual Confidentiality Agreement") and desire to provide an additional period during which the parties will be required to comply with Paragraph 10 thereof;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained the parties do hereby agree as follows:

1. Standstill. Paragraph 10 of the Mutual Confidentiality Agreement is amended by adding the words "and from February 3, 2010 through July 22, 2010" immediately following the words "For the period of one (1) year from the date of this Agreement".

2. Term. Paragraph 18 of the Mutual Confidentiality Agreement is amended by deleting the words "Except with regard to paragraph 10, this" and substituting the word "This".

3. Full Force and Effect. Except as amended hereby, the Mutual Confidentiality Agreement shall remain in full force and effect.

THIS AMENDMENT NO. 1 is executed and delivered effective as of the date first written above.

[Remainder of Page Intentionally Left Blank]

AZZ INCORPORATED

By: /s/ David H. Dingus

Name: David H. Dingus

Title: President and Chief Executive Officer

NORTH AMERICAN GALVANIZING

& COATINGS, INC.

By: /s/ Ronald J. Evans

Name: Ronald J. Evans

Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Mutual Confidentiality Agreement]